Exhibit 4.1

INVIVO THERAPEUTICS HOLDINGS CORP.

VOTING RIGHTS PLAN

This Voting Rights Plan (this “Plan”) is made and adopted by the Board of Directors (the “Board”) of InVivo Therapeutics Holdings Corp., a Nevada corporation (the “Corporation”), as of May 26, 2022 (the “Effective Date”), and, to the extent eligibility is established, by each Eligible Stockholder (as defined herein).

WHEREAS, the Board has authorized and granted super voting rights (the “Voting Rights”) to certain shares of the Corporation’s common stock, $0.00001 par value (“Common Stock”), held by stockholders holding a minimum number of shares as of the close of business on May 26, 2022 (the “Eligibility Record Date”), where the Voting Rights would allow such stockholders the ability to exercise additional voting rights with respect to their shares pursuant to a voting factor to be established by the Board and where the Voting Rights would have limited scope and duration as set forth in the Plan hereon.

NOW THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the Board hereby makes and adopts the following:

Article 1
DEFINITIONS

Section 1.1            Definitions. The following capitalized terms used in this Plan have the following meanings:

“Additional Votes” has the meaning set forth in Section 2.2 of this Plan.

“Annual Meeting” means the 2022 Annual Meeting of Stockholders to be called by the Board, including any adjournments thereof.

“Annual Meeting Record Date” means the record date for the Annual Meeting, as established by the Board.

“Articles” means the Corporation’s Articles of Incorporation filed with the Secretary of State of the State of Nevada on April 2, 2003, as amended on the date hereof.

“Articles Amendments” means the Authorized Share Amendment and the Preferred Stock Amendment.

“Authorized Share Amendment” means the amendment to the Articles to be submitted to a vote at the Annual Meeting whereby the Corporation is proposing to increase the authorized shares of Common Stock from 2,000,000 shares to 250,000,000 shares.

“Board” has the meaning set forth in the preamble to this Plan and, with respect to any decisions to be made or actions to be taken by the Board with respect to this Plan, shall include any committee appointed by the Board.

“Business Day” means any day other than a Saturday, a Sunday, or a holiday on which national banking associations in the State of Nevada are required or permitted by law to be closed.

“Common Stock” has the meaning set forth above.

“Corporation” has the meaning set forth in the preamble to this Plan.

“Distribution Date” means the date on which the Voting Rights are distributed, or June 6, 2022.

“Effective Date” has the meaning set forth in the preamble to this Plan.

“Eligibility Confirmation” has the meaning set forth in Section 2.4 of this Plan.

“Eligibility Deadline” has the meaning set forth in Section 2.4 of this Plan.

“Eligibility Record Date” has the meaning set forth above.

“Eligible Shares” means the shares of Common Stock held by an Eligible Stockholder to which the Voting Rights are applied.

“Eligible Stockholder” means a Stockholder beneficially owning at least 50 shares of Common Stock as of the Eligibility Record Date.

“Holding Period” means the period commencing on the Eligibility Record Date and ending on the day after Annual Meeting Record Date.

“NRS” means the Nevada Revised Statutes, as amended, supplemented or restated from time to time.

“Person” means any individual, sole proprietorship, partnership, joint venture, limited liability company, limited liability partnership, trust, estate, unincorporated organization, association, corporation, institution or other entity.

“Plan” means this Voting Rights Plan, as amended, supplemented or restated from time to time.

“Preferred Stock Amendment” means the amendment to the Articles to be submitted to a vote at the Annual Meeting whereby the Corporation is proposing to authorize 1,000,000 shares of blank check preferred stock, $0.00001 par value.

“Record Stockholder” means a “stockholder of record” as defined by NRS 78.010(i).

“Rights Notice” has the meaning set forth in Section 2.4 of this Plan.

“Rights Stockholder” means an Eligible Stockholder who timely evidences the eligibility for the Voting Rights pursuant to the Eligibility Notice.

“Standard Votes” has the meaning set forth in Section 2.2 of this Plan.

“Stockholder” means any Person who beneficially owns shares of Common Stock, including any Record Stockholder and any holder of Common Stock through brokerage accounts.

“Total Votes” has the meaning set forth in Section 2.2 of this Plan.

“Transfer” means, with respect to any shares of Common Stock, when used as a verb, to sell, assign, transfer, exchange, distribute, devise, gift, grant a lien on, encumber or otherwise dispose of such shares of Common Stock, property, asset or other right or interest, in whole or in part, or, when used as a noun, the sale, assignment, transfer, exchange, distribution, devise, gift, granting of a lien, encumbrance or other disposition of such shares of Common Stock, property, asset or other right or interest, in whole or in part, in either case, whether pursuant to a sale, merger, combination, consolidation, reclassification or otherwise, and whether voluntarily or by operation of law.

“Transferor” and “Transferee” have meanings corresponding to the definition of “Transfer.”

“Voting Factor” has the meaning set forth in Section 2.2 of this Plan.

“Voting Rights” has the meaning set forth above.

Section 1.2            Other Definitions. Certain additional defined terms used in this Plan have the meanings specified throughout the Plan.

Article 2
VOTING RIGHTS

Section 2.1            Authority. Pursuant to the authority in NRS 78.195(5) and NRS 78.350(8), the Board hereby adopts this Plan based upon the determination that the Plan is necessary to protect the interests of the Corporation and the Stockholders.

Section 2.2            Scope. Subject to the terms and conditions of this Plan, including, without limitation, the timely return of the completed Eligibility Confirmation and such other instruction, confirmation or information as may be required by the Corporation, each Rights Stockholder shall have the right to vote on the Articles Amendments, with all other Stockholders as a single class, the number of votes per share of Common Stock owned multiplied by a factor to be determined by the Board (the “Voting Factor”), where the resulting total number of votes (the “Total Votes”) for each Rights Stockholder, shall be voted as follows:

(a)           The votes equal to the number of shares of Common Stock owned by the Rights Stockholder (the “Standard Votes”) shall be voted as indicated by the Rights Stockholder on such Rights Stockholder’s proxy or ballot for the Annual Meeting; and

(b)           The additional votes equal to the number of shares of Common Stock owned by the Rights Stockholder multiplied by the Voting Factor (the “Additional Votes”) shall be voted in the same proportion as shares of Common Stock are voted (excluding any shares of Common Stock that are not voted, as well as any broker non-votes) on each of the Articles Amendments at the Annual Meeting (and, for purposes of clarity, such voting rights shall not apply on any other any resolution presented to the Stockholders at the Annual Meeting).

Section 2.3            Voting Factor. Based on the number of shares owned by Eligible Stockholders that become Eligible Shares, the Board shall set the Voting Factor, or a range representing the minimum Voting Factor and the maximum Voting Factor, on or after the Eligibility Deadline. The Voting Factor may be amended in the sole discretion of the Board, where written notice of any such amendment shall be distributed to all Record Stockholders

Section 2.4            Eligibility Record Date; Voting Rights Notice. In order to determine the Rights Stockholders and the number of shares of Common Stock to be voted at the Annual Meeting, on the Distribution Date the Corporation shall distribute to each Stockholder as of the Eligibility Record Date a Voting Rights Notice, in substantially the form attached hereto as Exhibit A or such other form as acceptable to the Corporation (the “Rights Notice”), setting forth the terms and conditions for each Eligible Stockholder to evidence eligibility for the Voting Rights, including, without limitation, the requirement that the completed Eligibility Confirmation for Additional Voting Rights in such form as provided by the Corporation (the “Eligibility Confirmation”) be returned no later than July 6, 2022 (the “Eligibility Deadline”).

(a)           Acceptance of Eligibility Confirmation. The Board shall have the sole and absolute discretion on determining the sufficiency of any Eligibility Confirmation received from an Eligible Stockholder, where the determination by the Board to either accept or reject such Eligibility Confirmation shall be final.

(b)           Forfeiture. The failure of any Eligible Stockholder to timely return the completed and executed Eligibility Confirmation shall result in the immediate forfeiture of any Voting Rights granted pursuant to this Plan. Any such Eligible Stockholder who fails to timely return the completed and executed Eligibility Confirmation shall forego the ability to exercise the Voting Rights, but shall continue to be able to vote such Eligible Stockholder’s shares of Common Stock on a one-for-one basis.

Section 2.5            Exercise. The Voting Rights shall only be exercised:

(a)            Upon timely return of the Eligibility Confirmation as set forth in Section 2.4;

(b)           With respect to the Articles Amendments at the Annual Meeting;

(c)            By proxy through the return to the Corporation of a duly executed and delivered proxy card or in person at the Annual Meeting by ballot by a Record Stockholder or by a Legal Proxy for any other Stockholder; and

(d)           On a mirrored basis, where the Additional Votes shall be voted in the same proportion as all other shares of Common Stock are voted (excluding any shares of Common Stock that are not voted) on the respective Articles Amendments at the Annual Meeting (and, for purposes of clarity, such voting rights shall not apply on any other any resolution presented to the Stockholders at the Annual Meeting).

Section 2.6            No Certification; No Transfers. The Voting Rights shall be evidenced only on the books and records of the Corporation. The Corporation shall not issue any certificates evidencing the Voting Rights or any Eligible Shares. The Voting Rights are not Transferable and any attempted Transfer shall result in the automatic cancellation of the Voting Rights with respect to such Eligible Shares.

Section 2.7            Adjustments. If the Corporation, at any time while the Voting Rights are outstanding: (a) pays a stock dividend or otherwise makes a distribution or distributions that is payable in shares of Common Stock on shares of Common Stock, (b) subdivides outstanding shares of Common Stock into a larger number of shares, (c) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (d) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Corporation, then the Board shall adjust the Voting Rights as appropriate to have the same intended effect with respect to the Articles Amendments. Any adjustment made pursuant to this Section 2.7 shall become effective immediately after the record date for the determination of Stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

Article 3
RIGHTS STOCKHOLDERS ACKNOWLEDGMENTS

Section 3.1            Agreement. By timely returning the completed Eligibility Confirmation, each Rights Stockholder acknowledges and agrees with the Corporation and the Plan, and with every other Rights Stockholder, that:

(a)           The Voting Rights are only evidenced on the books and records of the Corporation, where no certificates evidencing the Voting Rights shall be issued;

(b)           The Voting Rights are not Transferrable and any Transfer of shares by any Rights Stockholder shall result in the automatic termination of Voting Rights for such Rights Stockholder and for such Eligible Shares previously held by such Rights Stockholder;

(c)            In order to exercise the Voting Rights, the underlying Eligible Shares must be owned continuously throughout the Holding Period;

(d)           The Voting Rights are limited to a vote on the Articles Amendments at the Annual Meeting;

(e)           The Corporation may treat the person in whose name the Voting Rights are registered as the absolute holder thereof for all purposes whatsoever, where the Corporation shall not be effected by any notice to the contrary; and

(f)            The Corporation shall not have any liability to any Person as a result of such Person’s inability to perform any of such Person’s obligations or exercise of any such Person’s rights under this Plan for any reason.

Section 3.2            No Additional Rights. Other than as specifically set forth in this Plan, no Person shall be entitled to vote, receive any dividends, distributions or any other property, or be deemed for any purpose the holder of any additional shares of Common Stock or any other securities of the Corporation as a result of the Voting Rights, nor shall anything contained herein be construed to confer upon the holder of any Voting Rights, as such, any of the rights of a stockholder of the Corporation or any right to vote for the election of directors or upon any matter submitted to the Stockholders at any meeting thereof, or to give or withhold consent to any corporate action, or to receive notice of meetings or other actions affecting the Stockholders.

Article 4
TERMINATION

Section 4.1            Term. This Plan, and the Voting Rights established herein, shall be effective as of the Effective Date, shall continue until terminated in accordance with this Article and may be terminated by the Board at any time in its sole discretion.

Section 4.2            Termination of Rights. The Voting Rights and this Plan shall automatically terminate upon the occurrence of any of the following:

(a)           With respect to any Eligible Stockholder, upon any Transfer of the Eligible Shares prior to the Annual Meeting Record Date, where any Transferee of such Shares shall have no right, claim or interest in the Voting Rights;

(b)           With respect to any Eligible Stockholder, the failure of such Eligible Stockholder to continuously own his, her or its Eligible Shares for the entire Holding Period;

(c)           With respect to any Rights Stockholder, the failure of such Rights Stockholder to timely submit such Rights Stockholder’s proxy or ballot for the Annual Meeting;

(d)           The completion of the vote of the Corporation’s stockholders at the Annual Meeting as to the approval or rejection of the Articles Amendments; or

(e)           The termination of this Plan.

Article 5
NOTICES

(a)           All demands, notices, requests, consents and other communications required or permitted under this Plan shall be in writing and shall be personally delivered or sent by facsimile machine (with a confirmation copy sent by one of the other methods authorized in this Section), reputable commercial overnight delivery service (including Federal Express and U.S. Postal Service overnight delivery service) or deposited with the U.S. Postal Service mailed first class, registered or certified mail, postage prepaid, as set forth below:

(i)           If to the Company, to

InVivo Therapeutics Holdings Corp.

One Kendall Square

Bldg. 1440W, 4th Floor

Cambridge, Massachusetts 02139

Attention:      Corporate Secretary

(ii)            If to a Record Stockholder, to his, her or its address set forth in the Corporation’s stock ledger.

(iii)           If to any other Stockholder, to his, her or its address set forth in the records of the relevant broker.

Notwithstanding the foregoing, the Corporation may direct Stockholders to return their respective Eligibility Confirmations to a broker, transfer agent, or other intermediary.

(b)           Notices shall be deemed given and delivered upon the earlier to occur of (i) receipt by the Person to whom such notice is directed; (ii) if sent by email, on the day such notice is sent if sent (as long as no notice of failure of delivery is received) prior to 5:00 p.m. Pacific Time and, if sent after 5:00 p.m. Pacific Time, on the day after which such notice is sent; (iii) on the first day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) following the day the same is deposited with the commercial courier if sent by commercial overnight delivery service; or (iv) the fifth day following evidenced deposit thereof with the U.S. Postal Service as aforesaid. Each Person, by notice duly given in accordance herewith, may specify a different address for the giving of any notice hereunder.

Article 6
MISCELLANEOUS

Section 6.1            Entire Agreement. This Plan constitutes the entire agreement among the parties hereto with respect to the subject matter hereof, and supersedes any prior or contemporaneous oral or written agreement or understanding among the parties hereto with respect to the subject matter hereof. This Plan may be amended or terminated in the sole discretion of the Board, where written notice of any such amendment or termination shall be distributed to all Record Stockholders.

Section 6.2            Governing Law. This Plan shall be construed in accordance with and governed by the internal laws of the State of Nevada, without regard to the principles of conflicts or choice of laws thereof that would give rise to the application of the domestic substantive law of any other jurisdiction.

Section 6.3            Binding Effect. Except as otherwise provided herein, this Plan shall be binding upon and shall inure to the benefit of the parties hereto and their respective legal representatives, heirs, successors and permitted assigns.

Section 6.4            Severability. Any provision of this Plan that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 6.5            Headings. The sections and other headings contained in this Plan are for reference purposes only and shall not affect the meaning or interpretation of this Plan.

Section 6.6            Further Assurances. All Persons subject to this Plan shall from time to time execute or cause to be executed all other documents or cause to be done all filing, recording, publishing, or other acts as may be necessary or desirable to comply with the requirements for the operation of a limited liability company under the laws of the State of Nevada and all other jurisdictions in which the Corporation may from time to time conduct business.

Section 6.7            Consent to The Exclusive Jurisdiction of the Courts of Nevada; Waiver of Jury Trial.

(a)           ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF, OR IN CONNECTION WITH, THIS PLAN OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING, WITHOUT LIMITATION, ANY PROCEEDING RELATING TO ANCILLARY MEASURES IN AID OF ARBITRATION, PROVISIONAL REMEDIES AND INTERIM RELIEF, OR ANY PROCEEDING TO ENFORCE ANY ARBITRAL DECISION OR AWARD, SHALL BE SUBJECT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEVADA AND THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF NEVADA, AS WELL AS TO THE JURISDICTION OF ALL COURTS TO WHICH AN APPEAL MAY BE TAKEN FROM SUCH COURTS.

(b)           ALL PERSONS SUBJECT TO THIS PLAN SHALL BRING ANY SUIT, ACTION OR OTHER PROCEEDING IN OR BEFORE ANY COURT OR TRIBUNAL OTHER THAN THE COURTS OF THE STATE OF NEVADA AND SHALL NOT SEEK IN ANY MANNER TO PROSECUTE OR DEFEND ANY DISPUTE OTHER THAN AS SET FORTH IN THIS SECTION OR TO CHALLENGE OR SET ASIDE ANY DECISION, AWARD OR JUDGMENT OBTAINED IN ACCORDANCE WITH THE PROVISIONS HEREOF.

(c)           ALL PERSONS SUBJECT TO THIS PLAN SHALL WAIVE ANY AND ALL OBJECTIONS IT MAY HAVE TO VENUE, INCLUDING, WITHOUT LIMITATION, THE INCONVENIENCE OF SUCH FORUM, IN ANY OF SUCH COURTS. IN ADDITION, ALL PERSONS SUBJECT TO THIS PLAN SHALL CONSENT TO THE SERVICE OF PROCESS BY PERSONAL SERVICE OR ANY MANNER IN WHICH NOTICES MAY BE DELIVERED HEREUNDER IN ACCORDANCE WITH ARTICLE 4.

(d)           ALL PERSONS SUBJECT TO THIS PLAN SHALL WAIVE TRIAL BY JURY IN ANY ACTION OR OTHER PROCEEDING BROUGHT IN CONNECTION WITH THIS PLAN.

Section 6.8            No Waiver. Any waiver by the Corporation or any Person subject to this Plan of a breach of any provision of this Plan shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Plan. The failure of the Corporation or any Person subject to this Plan to insist upon strict adherence to any term of this Plan on one or more occasions shall not be considered a waiver or deprive that Person of the right thereafter to insist upon strict adherence to that term or any other term of this Plan on any other occasion. Any waiver by the Corporation or any Person subject to this Plan must be in writing.

Section 6.9            Benefits to this Plan. This Plan shall be for the sole and exclusive benefit of the Corporation. Nothing in this Plan shall be construed to give to any Person other than the Corporation any legal or equitable right, remedy or claim under this Plan.

Section 6.10            Counterparts. This Plan may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. The Plan may be agreed upon by any Eligible Stockholder through the delivery of a counterpart or other writing signed by such Eligible Stockholder in which such Eligible Stockholder hereby agrees to be bound by the terms and conditions of this Plan.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned has executed this Voting Rights Plan to be effective as of the day and year first written above.

CORPORATION:

INVIVO THERAPEUTICS HOLDINGS CORP.

By:	/s/ Richard Toselli
Name:	Richard Toselli
Title:	President and Chief Executive Officer

[Signature Page]

EXHIBIT A

FORM OF RIGHTS NOTICE

One Kendall Square, Suite B14402

Cambridge, MA 02139

May 26, 2022

NOTICE OF VOTING RIGHTS

Dear InVivo Stockholder:

Notice is hereby given as to the adoption by the Board of Directors of InVivo Therapeutics Holdings Corp., a Nevada corporation, of the Voting Rights Plan attached hereto as Appendix A. The Voting Rights Plan is of limited scope of and purpose and is designed to facilitate the approval of two amendments to the corporation’s Articles of Incorporation, one amendment to increase the number of authorized shares of our common stock and another amendment to authorize shares of “blank-check” preferred stock (together, the “Articles Amendments”).

The approval of the Articles Amendments is critical to the continued ability of the corporation to generate capital to support and continue the corporation’s efforts as a research and clinical-stage biomaterials and biotechnology company. As such efforts are capital intensive, the Board of Directors has determined that the Articles Amendments are critical to the corporation’s continued operations and has submitted the Articles Amendments to the stockholders at prior annual meetings of stockholders and will submit the Articles Amendments to the stockholders at the 2022 Annual Meeting of Stockholders. Due to the widely held nature of our common stock and the repeated inability of having such shares voted, the Board of Directors has adopted the Voting Rights Plan as necessary to protect the interests of the corporation and the stockholders.

The additional voting rights to be granted pursuant to the Voting Rights Plan:

•	Are limited to those persons holding 50 shares of more of our common stock as of May 26, 2022, representing the date on which the Board adopted the Voting Rights Plan, i.e., the Eligibility Record Date;

•	Will require the timely return by such persons of the completed and executed Eligibility Confirmation for additional Voting Rights attached hereto;

•	Will require such persons to continuously own such shares from the Eligibility Record Date to the record date of our upcoming Annual Meeting of Stockholders;

•	Are limited to voting on the Articles Amendments at our upcoming Annual Meeting of Stockholders;

•	Will be exercised automatically upon timely return of the proxy or ballot for our upcoming 2022 Annual Meeting of Stockholders; and

•	Will be calculated using a voting factor to be determined by the Board of Directors (or a committee thereof) where the underlying shares will be voted for as indicated by the stockholder and where the additional votes will be automatically voted on a “mirrored” basis as all other shares are voted at the Annual Meeting with respect to each of the Articles Amendments, i.e., in the same proportion as shares of Common Stock are voted with respect to each of the Articles Amendments.

For illustration purposes only, if you own 1,000 shares of Common Stock, timely return the completed Eligibility Confirmation and timely return your proxy or ballot for the Annual Meeting, you will continue to be able to vote your shares for the votes you would normally be able to exercise, i.e., 1,000 votes. The additional Voting Rights will be automatically voted in the same proportion as shares of Common Stock are voted (excluding any shares of Common Stock that are not voted) on each of the Articles Amendments, where the additional votes shall be calculated by multiplying the shares owned by the voting factor to be determined by the Board of Directors (or a committee thereof). If the voting factor determined by the Board of Directors (or a committee thereof) is 1,000,000, then 1,000,000,000 votes, i.e., the Additional Votes, would be voted on a “mirrored” basis as all other shares are voted at the Annual Meeting with respect to each of the Articles Amendments.

The foregoing summary does not purport to be a complete statement of the terms and conditions of the Voting Rights Plan and is qualified in its entirety by express reference to the Voting Rights Plan, the full text of which is attached hereto as Appendix A.

The failure of any stockholder to return the Eligibility Confirmation for Additional Voting Rights by July 6, 2022 will not be entitled to exercise any additional voting rights pursuant to the Voting Rights Plan. Instead, such stockholders will continue to be able to vote their shares of Common Stock on a one-for-one basis.

A person having a beneficial interest in our Common Stock that are held of record in the name of another person, such as a broker, fiduciary, depository or other nominee, must act to cause the record holder to follow the requisite steps properly and in a timely manner to evidence eligibility for the additional voting rights. If the relevant shares of Common Stock are owned of record by a person other than the beneficial owner, including a broker, fiduciary (such as a trustee, guardian or custodian), depositary or other nominee, the written demand for the additional voting rights must be executed by or for the record owner. If the relevant shares of Common Stock are owned of record by more than one person, as in joint tenancy or tenancy in common, the demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a Demand for a stockholder of record, provided that the agent identifies the record owner and expressly discloses, when the demand is made, that the agent is acting as agent for the record owner. If a stockholder owns shares of Common Stock through a broker who in turn holds the shares through a central securities depository nominee such as CEDE & Co., a timely demand for the additional voting rights must be made by or on behalf of the depository nominee and must identify the depository nominee as the record holder of such shares. In such case, the written demand must set forth the number of shares covered by the demand.

A record holder, such as a broker, fiduciary, depository or other nominee, who holds shares of Common Stock as a nominee for others, will be able to exercise the additional voting rights with respect to the relevant shares of Common Stock held for all or less than all of the beneficial owners of those shares as to which such person is the record owner. In such case, the written demand must set forth the number of shares covered by the demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares outstanding in the name of such record owner.

STOCKHOLDERS ARE URGED TO READ APPENDIX A IN ITS ENTIRETY SINCE FAILURE TO COMPLY WITH THE PROCEDURES SET FORTH THEREIN WILL RESULT IN THE LOSS OF ANY ADDITIONAL VOTING RIGHTS.

In connection with the Annual Meeting, the corporation will file proxy materials with the U.S. Securities and Exchange Commission (the “SEC”), which will be distributed to stockholders in accordance applicable rules and regulations.

By order of the Board of Directors,

Richard Toselli, M.D.

President, Chief Executive Officer and Director

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